                                                                    Exhibit 6(B)


                           AMENDMENT TO LOAN AGREEMENT

Pursuant to a certain Loan Agreement between American Stone Corporation and First National Bank of Ohio dated September 13, 1996, and whereas the parties to the Loan Agreement desire to amend the Affirmative Covenants section of the Loan Agreement;

Now, therefore, the Financial Covenants and Ratios are hereby amended as follows:

1) The minimum Tangible Net Worth requirement is hereby amended as follows: Borrower will maintain a minimum Tangible Net Worth of $2,100,000 as of March 31, 1997, and increase by $50,000 by the end of each fiscal year starting with the fiscal year ending 12/31/97.

2)       The Net Worth Ratio requirement is hereby amended as follows:
         Borrower's ratio or Total Liabilities to Tangible Net Worth will not exceed 1 to 1 effective March 31, 1997.

3)       The Current Ratio requirement is hereby deleted from the Loan Areement.

4)       The Minimum Debt Service Coverage ratio is hereby amended as follows:
         Borrower will maintain a minimum ratio of net income plus depreciation to current portion of long term debt and capital leases from the prior fiscal year-end of 1 to 1 effective December 31, 1997, and annually thereafter.

For the purposes of the above calculations, Total Liabilities will be defined as total liabilities less subordinated debt, which includes loans payable to American Stone Industries; and Tangible Net Worth will be defined as total asssets minus the sum of intangible assets and Total Liabilities.

It is expressly agreed by the parties hereto that this Amendment to Loan Agreement does not change any other terms or conditions of said Loan Agreement not specifically amended herein, and that all such terms and conditions not amended shall remain in full force and effect and are expessly applicable to the terms of this Agreement to the Loan Agreement.

This Amendment is dated February 26, 1997

FIRST NATIONAL BANK OF OHIO                     AMERICAN STONE CORPORATION

By:                                             By:
   ---------------------------                     -----------------------------
     Lawrence P. Allen                             David Tyrrell
     Assistant Vice President                      President


                                    Page 106